Exhibit 99.1
MEDIA CONTACT:
Susan Hook
RedEnvelope, Inc.
    415-512-6193
INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
    415-439-4500
REDENVELOPE REPORTS SECOND QUARTER FISCAL 2006 RESULTS
SAN FRANCISCO, CA (November 1, 2005) — RedEnvelope, Inc. (Nasdaq: REDE) today reported financial results for the second quarter 2006, which ended October 2, 2005.
Second Quarter Results
The Company’s net revenues for the second quarter of its 2006 fiscal year were $13.1 million compared to $10.6 million in the second quarter of the prior fiscal year, an increase of 24.1%. The net loss was approximately $3.5 million or $(0.39) per share, compared to a net loss of approximately $3.9 million, or $(0.44) per share in the second quarter of fiscal year 2005.
“We are pleased with our results for the second quarter,” said Alison May, RedEnvelope’s President and Chief Executive Officer. “Our top line growth of 24.1% over the second quarter of fiscal 2005 was driven in part by a successful summer sale event, which also contributed to a slight decrease in our gross margin to 47.1% from 48.5% in the second quarter of fiscal 2005.
“Improved efficiencies, particularly in our fulfillment operations, contributed to our improved bottom line performance,” continued Ms. May. “Consistent with last quarter, our fulfillment operations showed strong efficiency gains. Our fulfillment expenses ran at 17.0% of net revenues for the second quarter of fiscal 2006 compared to 21.7% of net revenues for the second quarter of fiscal 2005. Our fulfillment expense actually declined from the second quarter of fiscal 2005 even though we shipped approximately 21% more orders, and we maintained our high accuracy rate of 99.9%. We believe we are ready for the Holiday season,” said Ms. May.

The Company’s marketing expenses were 20.8% of net revenues for the quarter, the same ratio as during the second quarter of fiscal 2005, and declined from 27.5% for the first quarter of fiscal 2006. “Our online marketing channels continued to grow more quickly than our catalog and have exceeded our expectations,” said Ms. May. “Our catalog performed below our expectations for the quarter, and we are continuing to work on our catalog’s circulation, design and product assortment with the goal of finding new ways to boost its growth.”
The Company’s general and administrative expenses declined to 36.4% of net revenues during the second quarter of fiscal 2006 from 42.9% of net revenues during the second quarter of fiscal 2005.
Balance Sheet
The Company’s inventory position is lower than at the end of the second quarter of fiscal 2005 because of the Company’s plans to receive Holiday inventory closer to the event than last year.
Business Highlights
•	For the second quarter of fiscal year 2006, net revenues from existing customers represented approximately 64% of total net revenues.
•	For the second quarter of fiscal year 2006, based on an internal quality control sampling of outbound orders, the Company processed orders with a 99.9% accuracy rate.
•	For the second quarter of fiscal year 2006, net revenues per order increased to approximately $74 from approximately $72 during the second quarter of fiscal 2005, and gross profit per order remained at approximately $35, consistent with the second quarter of fiscal 2005.
•	At the end of the second quarter of fiscal year 2006, RedEnvelope’s customer file totaled approximately 2,521,000 names, a growth of approximately 580,000 customers since the second quarter of fiscal 2005.
•	Jewelry was the Company’s largest product category for the second quarter of fiscal year 2006, representing approximately 24% of net revenues.
•	For the second quarter of fiscal 2006, the Company shipped approximately 177,000 orders, an increase of approximately 21% over the second quarter of fiscal 2005.
Business Outlook
The following business outlook contains forward-looking statements describing management’s current expectations for future periods. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. The forward-looking guidance provided in this press release is based on limited information available to RedEnvelope at this time, which is subject to change. As a result of these uncertainties and information limits, actual results in the future may differ materially from management’s current expectations. Although management’s expectations may change after the date of this release, RedEnvelope undertakes no obligation to revise or update the guidance below. The lack of any revision or update is not meant to imply continued affirmation of the guidance.
RedEnvelope currently anticipates revenue growth for fiscal 2006 of at least 20% with positive net earnings.
In addition, RedEnvelope currently anticipates capital expenditures for fiscal 2006 will be approximately $3.5 million, in line with its currently anticipated depreciation expenses for fiscal year 2006.
Webcast of Management Presentation
RedEnvelope, Inc. will make a presentation regarding these results and the Company’s business outlook over the Internet at 2:00 p.m. (PT) / 5:00 p.m. (ET) today. To listen, please log on to www.RedEnvelope.com, go to “About RedEnvelope,” and follow the link entitled “November 1, 2005 Management Presentation: Second Quarter Results” that will be posted on that page. After the webcast, interested parties may access a replay through the same link. The replay of the webcast will remain available on our website for twelve months.
To access an electronic copy of this press release, please visit Investor Relations under the “About Us” tab at www.RedEnvelope.com.
Business Risks
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results, capital expenditures and depreciation expense for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: marketing and advertising programs and related expenditures may not cause anticipated increases in sales; ongoing system upgrades and enhancements and our call center renovation could fail to achieve desired results or cost savings or could take longer than anticipated to implement; delays in introducing new products, competition relating to new or existing products or failure of the market to accept these products; planned fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; difficulties encountered in, or increased costs of, fulfillment; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers;

difficulties encountered in managing our growth; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; changes in key management personnel; integration of recently hired key personnel, including our Chief Financial Officer and other managerial, technical, finance, accounting and operations personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 3, 2005, and our Report on Form 10-Q for the period ended July 3, 2005, including, without limitation, those discussed under the captions, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Factors That May Affect Future Results,” which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.
(Tables Follow)

REDENVELOPE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	October 2,		September 26,		October 2,		September 26,
	2005	%	2004	%	2005	%	2004	%
			(In thousands, except for per share data)
Net revenues	$13,124	100.0%	$10,574	100.0%	$38,102	100.0%	$31,705	100.0%
Cost of sales	6,946	52.9%	5,443	51.5%	18,675	49.0%	15,342	48.4%

Gross profit	6,178	47.1%	5,131	48.5%	19,427	51.0%	16,363	51.6%

Operating expenses:
Fulfillment	2,233	17.0%	2,298	21.7%	5,638	14.8%	5,693	18.0%
Marketing	2,727	20.8%	2,199	20.8%	9,590	25.2%	7,143	22.5%
General and administrative	4,780	36.4%	4,538	42.9%	9,591	25.2%	8,379	26.4%

Total operating expenses	9,740	74.2%	9,035	85.5%	24,819	65.1%	21,215	66.9%

Loss from operations	(3,562)	-27.1%	(3,904)	-37.0%	(5,392)	-14.2%	(4,852)	-15.3%
Interest income	131	1.0%	83	0.8%	271	0.7%	158	0.5%
Interest expense	(58)	-0.4%	(66)	-0.6%	(120)	-0.3%	(145)	-0.5%

Net loss	$(3,489)	-26.6%	$(3,887)	-36.8%	$(5,241)	-13.8%	$(4,839)	-15.3%

Net loss per share — basic	$(0.39)		$(0.44)		$(0.59)		$(0.56)

Weighted average shares outstanding — basic	8,996		8,739		8,958		8,687

REDENVELOPE, INC.
BALANCE SHEETS
(Unaudited)

	October 2,	September 26,
	2005	2004
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$3,286	$4,365
Short-term investments	10,122	13,256
Accounts receivable, net	792	842
Inventory	13,976	15,660
Prepaid catalog costs and other current assets	3,879	4,494

Total current assets	32,055	38,617
Property and equipment, net	7,473	7,501
Other assets	503	642

Total assets	$40,031	$46,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$13,237	$15,810
Capital lease obligations, current	549	584

Total current liabilities	13,786	16,394
Capital lease obligations, long-term	39	531
Deferred rent	792	280

Total liabilities	14,617	17,205

Stockholders’ equity:
Common stock	91	88
Additional paid-in capital	114,426	113,063
Deferred compensation	(13)	(65)
Notes receivable from stockholders	(44)	(44)
Accumulated deficit	(89,046)	(83,491)
Accumulated other comprehensive income	—	4

Total stockholders’ equity	25,414	29,555

Total liabilities and stockholders’ equity	$40,031	$46,760

REDENVELOPE, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty-six Weeks Ended
	October 2,	September 26,
	2005	2004
	(In thousands)
Cash Flows From Operating Activities:
Net loss	$(5,241)	$(4,839)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,596	1,254
Amortization of deferred stock compensation	6	13
Other non-cash charges	(12)	136
Changes in current assets and liabilities:
Accounts receivable	200	212
Inventory	72	(6,051)
Prepaid catalog and other assets	26	(2,662)
Accounts payable	(1,131)	5,866
Accrued expenses and other current liabilities	(123)	126

Net cash used in operating activities	(4,607)	(5,945)

Cash Flows From Investing Activities:
Maturities of investments	17,544	19,113
Purchase of investments	(13,315)	(7,791)
Purchase of property and equipment	(1,447)	(3,823)

Net cash provided by investing activities	2,782	7,499

Cash Flows From Financing Activities:
Proceeds from exercise of common stock options	621	456
Principal payments on capital lease obligations	(317)	(298)

Net cash provided by financing activities	304	158

Net (decrease) increase in cash and cash equivalents	(1,521)	1,712
Cash and cash equivalents at beginning of period	4,807	2,653

Cash and cash equivalents at end of period	$3,286	$4,365